UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2020

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35547	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 334-8534

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.01 per share	MDRX	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.Entry into a Material Definitive Agreement

On July 30, 2020, Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), Allscripts Healthcare, LLC, a North Carolina limited liability company and subsidiary of the Company (“Allscripts Healthcare”), Allscripts Software, LLC, a Delaware limited liability company and subsidiary of the Company (together with Allscripts Healthcare, the “Sellers”), Strata Decision Technology LLC, an Illinois limited liability company (“Buyer”), and, solely for purposes of Article VI and Section 12.18 thereof, Roper Technologies, Inc., a Delaware corporation, entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”).

Upon the terms and subject to the conditions set forth in the Asset Purchase Agreement, Buyer has agreed to acquire (the “Acquisition”) substantially all of the assets of the Sellers’ business providing budgeting, long-range planning, cost accounting and financial decision support solutions, software and services for healthcare organizations, commonly referred to as “EPSi” (including the RealCost Platform) (the “EPSi Business”) for $365 million in cash (the “Purchase Price”), subject to certain adjustments as set forth in the Asset Purchase Agreement.  Certain assets of the Sellers relating to the EPSi Business will be excluded from the transaction and retained by the Sellers, and Buyer will assume certain liabilities related to the EPSi Business under the terms of the Asset Purchase Agreement.

Completion of the Acquisition is subject to various conditions, including, among others, (i) no order or other legal restraint or prohibition being in effect that would prohibit or prevent the transactions from being consummated; (ii) no legal proceeding having been commenced by any governmental entity that seeks to prohibit, enjoin or restrain the consummation of the transactions; (iii) the applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act having expired or otherwise having been terminated; and (iv) subject to specified materiality standards, the accuracy of certain representations and warranties of the parties. Each party’s obligation to consummate the Acquisition is also subject to certain additional conditions, including performance in all material respects by the other party of its obligations under the Asset Purchase Agreement. The Asset Purchase Agreement contains certain termination rights for both Buyer and the Sellers, including if the closing of the Acquisition has not occurred by April 30, 2021. The Asset Purchase Agreement contains customary representations and warranties of the Sellers and Buyer as set forth therein, and the Sellers and Buyer also agreed to customary covenants, including covenants requiring the Sellers to conduct the EPSi Business in the ordinary course prior to the completion of the Acquisition.

The foregoing description of the Asset Purchase Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is attached hereto as Exhibit 2.1, which is incorporated herein by reference.

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2020, the Company and Mr. Richard J. Poulton, the Company’s President and Chief Financial Officer, entered into an amendment (the “Amendment”) to Mr. Poulton’s employment agreement with the Company, dated October 29, 2012 (the “Employment Agreement”). Pursuant to the Amendment, the severance benefits payable upon a termination without Cause or due to Constructive Discharge, each as defined in the Employment Agreement, were modified as follows:  (i) Mr. Poulton’s cash severance payment was increased from one times the sum of Mr. Poulton’s annual base salary and target bonus to two times the sum of Mr. Poulton’s annual base salary and target bonus and (ii) the maximum period for continued health and dental insurance benefits increased from 12 months to 24 months post-termination. The foregoing description is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

2.1

Asset Purchase Agreement, dated as of July 30, 2020, by and among Allscripts Healthcare Solutions, Inc., a Delaware corporation, Allscripts Healthcare, LLC, a North Carolina limited liability company, Allscripts Software, LLC, a Delaware limited liability company, Strata Decision Technology LLC, an Illinois limited liability company, and, solely for purposes of Article VI and Section 12.18 thereof, Roper Technologies, Inc.

10.1	First Amendment to the Employment Agreement between Allscripts Healthcare Solutions, Inc. and Richard Poulton

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Date: August 3, 2020	By:	/s/ Eric Jacobson
Eric Jacobson
Senior Vice President & Corporate Secretary